FOR IMMEDIATE RELEASE

CONTACT:  Mr. Jason Wang
Tel: +86-512-5268-0988

Sutor Technology Group Limited
Changshu, Jiangsu Province
People’s Republic of China
http://www.sutorcn.com
    NEWS RELEASE

In the news release, Sutor Technology Group Limited Announces Third Quarter Financial Results of Fiscal Year 2011, issued 09-May-2011 by Sutor Technology Group Limited over PR Newswire, we are advised by the company that in the Condensed Consolidated Statement of Cash Flows, the net change in restricted cash and net cash provided by financing activities for the nine months ended March 31, 2011 were incorrectly stated. As a result, certain other line items for the same period in the Condensed Consolidated Statements of Cash Flows were also incorrectly stated. The complete, corrected release follows:

SUTOR TECHNOLOGY GROUP LIMITED ANNOUNCES THIRD QUARTER FINANCIAL RESULTS OF FISCAL YEAR 2011

CHANGSHU, China, May 9/PRNewswire-Asia/ -- Sutor Technology Group Limited (the “Company”, “Sutor”) (Nasdaq: SUTR), a leading China-based manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced its financial results for the third quarter of fiscal year 2011, ended March 31, 2011.

Overview

	3QFY2011	3QFY2010	Change
Revenue (million):	$101.4	$114.5	-11.4%
Gross profit (million):	$8.6	$9.3	-7.5%
Gross margin	8.5%	8.1%	4.9%
Net income (million):	$3.5	$3.4	2.9%
EPS	$0.09	$0.09	0.0%

“We are pleased to report another quarter of consistent profit and improved gross margin. The decline in total revenue was primarily due to our strategic decision to reduce our steel trading business. In addition, as the steel industry in China becomes more competitive and lower end products become more of a commodity, we are working hard to shift some of our high end capacity to more specialized, higher margin products. Our goal is to separate ourselves from the industry at the highest levels and to work as efficiently as possible.  As a result of this transition over the past quarter, we experienced a decrease from our overall pre-painted galvanized products. Going forward, we anticipate favorable top line growth on a year over year basis beginning next fiscal year” said Ms. Chen, Chairwoman and CEO of Sutor. “We are encouraged by the fact that demand for our products remained strong and the prices for our products increased between approximately 6.5% and 19.0% in the third fiscal quarter this year over the same quarter last year.”

“Our priority continues to be pursuing quality of product and services and profitability. At the same time, we are taking proactive and prudent measures to address growth issues. We are constructing a cold-rolling facility with an annual designed capacity of 500,000 metric tons which will supplement our existing cold-rolling production line which has a designed annual capacity of 250,000 metric tons and has been running at more than 100% of its designed capacity lately. We expect that the new facility will alleviate our current capacity constraint, contribute to higher gross margins, and enhance our product offerings. The integrated new facility will include an annealing process and can process wider steel strips than the existing cold-rolling production line. The new facility is expected to commence operation in the first half of calendar year 2012. We continue to explore other corporate strategic initiatives including seeking strategic partners and/or investors when appropriate. We will prudently implement these measured growth strategies in order to maintain financial strengths, liquidity and protect and improve shareholder value. We are excited about the future of Sutor as management and as shareholders.” concluded Ms. Chen.

Third Fiscal Quarter 2011 Financial Results

Revenues. Revenues were $101.4 million in the third fiscal quarter of 2011, compared to $114.5 million for the same period last year, a decrease of $13.1 million, or approximately 11.4%. The decrease was primarily attributable to significantly reduced steel trading business at our subsidiary Ningbo Zhehua Heavy Steel Pipe Manufacturing Co., Ltd. (“Ningbo Zhehua”). During the quarter, revenue from Ningbo Zhehua decreased by approximately $9.2 million from approximately $16.0 million for the three months ended March 31, 2010 to $6.8 million for the three months ended March 31, 2011. This accounted for most of our decreased revenues. In addition, reduced production volume for our PPGI products also contributed to lower revenue due to a shift in product mix.

Gross profit. Gross profit was $8.6 million in the third fiscal quarter of 2011, compared to $9.3 million in the same period last year, a decrease of $0.7 million, or approximately 7.5%. Gross margins increased to 8.5% for the third fiscal quarter of 2011 from 8.1% for the same period last year. The increased gross margin mainly resulted from changes in product mix and significantly reduced lower margin steel trading business. In addition, we also improved capacity utilization at our subsidiary Jiangsu Cold-Rolled Technology Co., Ltd. (“Jiangsu Cold-Rolled”) by moving more HDG production from our subsidiary Changshu Huaye Steel Strip Co., Ltd. (“Changshu Huaye”) to Jiangsu Cold-Rolled as the HDG production lines at the latter are newer and more efficient.

Selling expenses. Selling expenses were $1.3 million for the third fiscal quarter of 2011 compared to approximately $1.8 million in the same period last year, a decrease of 27.8%. The decrease was mainly attributable to the reduced shipping costs related to our international sales as a result of using more the FOB (Free on Board) method than the CIF (Cost, Insurance and Freight) method in this quarter.

General and administrative expenses. General and administrative expenses were $1.7 million in the third fiscal quarter of 2011, compared to $2.0 million in the same period last year, a decrease of $0.3 million, or approximately 15.0%. The decrease was primarily due to an approximately $0.4 million decrease in bad debt allowance in the third fiscal quarter of 2011 than that in the same period last year.

Income from operations. Income from operations was $5.6 million in the third fiscal quarter of 2011 as compared to $5.5 million in the same period last year, an increase of $0.1 million, or approximately 1.8%.

Interest expenses. Interest expense increased approximately $0.5 million to approximately $2.0 million for the three months ended March 31, 2011, from approximately $1.5 million for the same period last year.   Interest expenses primarily consist of interest expenses on bank loans and amount discounted in connection with bank acceptance notes which accounted for approximately $0.3 million and $0.2 million of the increase in interest expenses in this quarter, respectively.

Net income. Net income was $3.5 million in the third quarter of fiscal 2011, compared to $3.4 million in the same period last year, an increase of $0.1 million, or approximately 2.9%. The increased net income was positively affected by lower income tax provisions and included an adjustment for income tax provision of approximately $0.4 million. Changshu Huaye was recognized as a High-Tech Enterprise by the Jiangsu provincial government last October and therefore enjoys a preferential income tax rate of 15% for three years starting 2010 as compared to the normal statutory rate of 25%.

The Chinese currency Renminbi had a greater appreciation against the U.S. dollar during the quarter than the same period last year. As a result, the Company booked a foreign currency translation adjustment of approximately $1.2 million and comprehensive income of $4.7 million as compared to $0.03 million and $3.4 million for foreign currency translation adjustment and comprehensive income, respectively, for the same period last year.

Financial Condition

As of March 31, 2011, the Company had cash and cash equivalents of $12.2 million plus $62.9 million in restricted cash and working capital of $133.2 million. Stockholders’ equity increased 9.8% to $187.6 million, compared to $170.8 million as of June 30, 2010. The management expects to have sufficient capital for normal operations at its current level for the remainder of fiscal year 2011.

Conference Call Information

Sutor’s management will host an earnings conference call today, May 9, 2011, at 8:30 a.m. Eastern time. Listeners may access the call by dialing US: 1-877-847-0047, or 1-212-444-0133; China: 800-876 -5011, passcode: SUTR. A recording of the call will be available shortly after the call through June 6, 2011. Listeners may access it by dialing US: 1-866-572-7808, China: 800-876-5013, HK: 852-3012-8000, access code: 647838

Functional Currency and Translating Press Release

The functional currency of the Company is the Chinese Yuan Renminbi (“RMB”); however, the accompanying financial information has been expressed in U.S. Dollar (“USD”).  The consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date.  The consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company’s equity securities have been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor (Nasdaq: SUTR) is a leading China-based manufacturer and distributor of high end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. These products are used for household appliances, solar waters heaters, automobiles, IT, construction, etc. Currently Sutor has three operating subsidiaries located in two provinces with 12 major production lines capable of processing approximately 2 million metric tons of steel products annually. It has regional offices in Changshu, Jiangsu province, Ningbo, Zhejiang province, and Shanghai. To learn more about the company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements.  Such statements include, among others, those concerning our new facility, our expected growth and growth strategies in the future, our ability to separate ourselves from the industry, our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Our projection for top line growth assumes the continuance of the current trend and stable raw material prices. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements.  These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2010, and other risks mentioned in our other reports filed with the Securities and Exchange Commission, or SEC. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.  The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Mr. Jason Wang, Director of IR
Sutor Technology Group Limited
Tel: +86-512-5268-0988
Email: investor_relations@sutorcn.com

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2011	2010
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$12,162,775	$13,336,736
Restricted cash	62,875,755	48,315,962
Trade accounts receivable, net of allowance for doubtful accounts of $504,150 and $498,620, respectively	16,555,372	10,913,736
Other receivables and prepayments	1,997,451	929,507
Advances to suppliers, related parties	114,214,160	96,776,181
Advances to suppliers, net of allowance of $460,011 and $542,490, respectively	24,793,941	8,304,246
Inventory, net of allowance for obsolescence of $105,732 and $102,028, respectively	38,305,284	40,179,358
Notes receivable	15,220	73,437
Deferred income taxes	285,875	329,414

Total Current Assets	271,205,833	219,158,577

Property, Plant and Equipment, net of accumulated depreciation of $32,589,559 and $25,914,352, respectively	68,157,865	70,018,522
Intangible Assets, net of accumulated amortization of $483,266 and $415,178, respectively	3,051,210	2,995,488

TOTAL ASSETS	$342,414,908	$292,172,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$31,196,368	$23,954,009
Advances from customers	7,485,793	6,769,481
Other payables and accrued expenses	4,678,025	4,688,324
Other payables - related parties	529,672	352,495
Short-term notes payable	93,521,167	82,128,484
Short-term notes payable - related parties	608,819	587,492

Total Current Liabilities	138,019,844	118,480,285
Long-Term Notes Payable	16,826,700	2,859,995
Total Liabilities	154,846,544	121,340,280

Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock - $0.001 par value; 500,000,000 shares authorized, 40,745,602 and 40,715,602 shares outstanding at March 31, 2011 and June 30, 2010, respectively	40,745	40,715
Additional paid-in capital	42,554,997	42,465,581
Statutory reserves	12,629,151	12,629,151
Retained earnings	105,978,786	96,164,928
Accumulated other comprehensive income	26,364,685	19,531,932
Total Stockholders' Equity	187,568,364	170,832,307
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$342,414,908	$292,172,587

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(Unaudited)

	For The Three Months Ended		For The Nine Months Ended
	March 31		March 31
	2011	2010	2011	2010

Revenue:
Revenue	$62,521,577	$53,393,402	$157,802,440	$165,933,164
Revenue from related parties	38,853,040	61,058,979	144,942,388	187,502,281
	101,374,617	114,452,381	302,744,828	353,435,445

Cost of Revenue
Cost of revenue	57,017,557	48,928,589	143,055,256	153,813,836
Cost of revenue from related party sales	35,742,344	56,209,868	133,184,740	177,272,203
	92,759,901	105,138,457	276,239,996	331,086,039

Gross Profit	8,614,716	9,313,924	26,504,832	22,349,406

Operating Expenses:

Selling expense	1,345,635	1,815,730	4,708,748	4,464,208
General and administrative expense	1,718,186	1,980,356	5,081,444	4,466,783

Total Operating Expenses	3,063,821	3,796,086	9,790,192	8,930,991
Income from Operations	5,550,895	5,517,838	16,714,640	13,418,415

Other Income (Expense):
Interest income	188,697	389,750	626,412	973,089
Other income	2,595	6,211	123,886	373,175
Interest expense	(1,986,541)	(1,535,430)	(5,856,643)	(4,150,479)
Other expense	(214,926)	(19,043)	(489,989)	(341,321)
Gain on sale of assets	4,447	(3,549)	4,447	(3,549)
Total Other Income (Expense)	(2,005,728)	(1,162,061)	(5,591,887)	(3,149,085)

Income Before Taxes	3,545,167	4,355,777	11,122,753	10,269,330
Provision for income taxes	(76,958)	(961,085)	(1,308,895)	(2,346,813)

Net Income	$3,468,209	$3,394,692	$9,813,858	$7,922,517

Basic Earnings per Share	$0.09	$0.09	$0.24	$0.21
Diluted Earnings per Share	$0.09	$0.09	$0.24	$0.21

Basic Weighted Shares Outstanding	40,727,935	38,608,046	40,719,653	38,169,909
Diluted Weighted Shares Outstanding	40,727,935	38,608,046	40,719,653	38,169,909

Net Income	$3,468,209	$3,394,692	$9,813,858	$7,922,517
Foreign currency translation adjustment	1,231,987	33,378	6,832,753	226,802
Comprehensive Income	$4,700,196	$3,428,070	$16,646,611	$8,149,319

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For The Nine Months Ended
	March 31
	2011	2010
Cash Flows from Operating Activities:
Net income	$9,813,858	$7,922,517
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,715,855	5,260,692
Deferred income taxes	54,587	63,740
Foreign currency exchange (gain) loss	191	-
Stock based compensation	89,446	10,133
Loss (Gain) on sale of assets	(4,447)	3,549
Changes in current assets and liabilities:
Trade accounts receivable, net	(5,228,146)	(389,975)
Other receivable and prepayment	(1,017,248)	104,586
Advances to suppliers - related parties	(13,346,284)	(37,108,212)
Advances to suppliers	(15,922,866)	1,561,993
Inventory	3,277,984	6,830,463
Accounts payable	6,268,337	2,980,168
Advances from customers	486,821	3,836,561
Other payables and accrued expenses	(163,136)	1,432,592
Other payables - related parties	161,686	298,345

Net Cash (Used In) Operating Activities	(9,813,362)	(7,192,848)

Cash Flows from Investing Activities:
Changes in notes receivable	59,884	(1,269,427)
Purchase of property, plant and equipment, net of value added tax refunds received	(1,335,063)	(1,196,621)
Proceeds from sale of assets	6,138	-
Net Cash Used In Investing Activities	(1,269,041)	(2,466,048)

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	96,696,227	95,709,395
Payments on notes payable	(74,409,132)	(95,979,838)
Proceeds from issuance of notes payable - related parties	-	199,932
Payments on notes payable - related parties	-	(985,269)
Net change in restricted cash	(12,595,955)	16,649,017
Distribution to shareholders	-	(6,615,825)
Net proceeds from issuance of common stock and warrants	-	6,814,196
Net Cash Provided By Financing Activities	9,691,140	15,791,608

Effect of Exchange Rate Changes on Cash	217,302	22,772

Net Change in Cash	(1,173,961)	6,155,484
Cash and Cash Equivalents at Beginning of Period	13,336,736	10,653,438
Cash and Cash Equivalents at End of Period	$12,162,775	$16,808,922

Supplemental Non-Cash Financing Activities
Offset of notes payable to related party against receivable from related parties (Note 7)	$9,959,383	$9,597,783
Supplemental Cash Flow Information
Cash paid during the period for interest	$5,426,740	$3,744,722
Cash paid during the period for income taxes	$2,095,060	$1,465,412